Exhibit (a)(5)

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Commences

Exchange Offer for Series A Preferred Stock and Series B Preferred Stock

Virginia Beach, VA – June 15, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) today announced that it has commenced an exchange offer (the “Exchange Offer”) to holders of its Series A Preferred Stock, no par value per share, $1,000 liquidation preference per share (the “Series A Preferred Stock”) and Series B Convertible Preferred Stock, no par value per share, $25 liquidation preference per share (the “Series B Preferred Stock”). The Exchange Offer will permit tendering shareholders to exchange their shares of Series A Preferred Stock or Series B Preferred Stock for an aggregate of up to 20,853,250 of newly issued shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”).

Each share of Series A Preferred Stock is exchangeable for 500 shares of Common Stock, and each share of the Series B Preferred Stock is exchangeable for 12.5 shares of Common Stock. As a result of the number of shares of Common Stock to be issued in the Exchange Offer being fixed, changes in the trading price of the Common Stock may result in a difference in market value of the Common Stock received in exchange of the tendering preferred shares.

The Company will pay cash in lieu of any fractional shares of Common Stock upon the exchange of the Series A Preferred Stock and Series B Preferred Stock. The Exchange Offer will expire at 11:59 p.m., New York City time, on July 13, 2015, unless extended or terminated by the Company. The settlement date in respect of any shares of preferred stock that are tendered prior to the expiration date will be approximately three business days following the expiration of the Exchange Offer and is anticipated to be on or about July 16, 2015. A registration statement on Form S-4 regarding the Exchange Offer was filed today and is available via the SEC’s website at www.sec.gov.

Compass Point Research & Trading, LLC and Maxim Group LLC are serving as the dealer managers for the Exchange Offer and Computershare Trust Company, N.A. is acting as the exchange agent. Georgeson, Inc. will act as the information agent and can be reached at (866) 391-7007, or by email at Wheeler@Georgeson.com, to answer questions relating to the Exchange Offer.

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement

The Company considers portions of the information in this press release relating to the Exchange Offer to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. This press release includes forward-looking statements regarding the financing plans of the Company, including statements related to the Exchange Offer. Any statement

Wheeler Real Estate Investment Trust Inc. June 15, 2015	Page 2

describing the Company’s expectations, financial or other projections is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties. The Company’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on its knowledge and understanding of the business and industry. As a result, investors are cautioned not to rely on these forward-looking statements. These and other risks concerning Wheeler are described in additional detail in the Company’s annual report on Form 10-K for the year ended December 31, 2014, which is on file with the SEC. Copies of these and other documents are available from the Company. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	-OR-	INVESTOR RELATIONS:
Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Terry Downs
Corporate Secretary		Associate
(757) 627-9088		(212)836-9615
robin@whlr.us		tdowns@equityny.com

Laura Nguyen		Adam Prior
Director of Capital Markets		Senior Vice-President
(757) 627-9088		(212)836-9606
lnguyen@whlr.us		aprior@equityny.com